Exhibit 10.1

HIMALAYA TECHNOLOGIES, INC.

ADVISORY BOARD AGREEMENT

This Advisory Board Agreement (the “Agreement”) is effective as of January 22, 2024 (the “Execution Date”) and is by and between HIMALAYA TECHNOLOGIES, INC. (OTC: HMLA), a California corporation (“HMLA”), and RON ZILKOWSKI, (“ADVISOR” or “ZILKOWSKI”). The foregoing parties are referred to in this Agreement collectively as the “Parties.”

WHEREAS the Parties wish to set forth herein the terms and conditions upon which HMLA shall engage ADVISOR to perform certain services for it;

WHEREAS RON ZILKOWSKI is being appointed to the HMLA Advisory Board;

WHEREAS ZILKOWSKI is a well-known and established contact person and executive in business and industry.

WHEREAS ZILKOWSKI’s name, by virtue of his success and experience, has acquired a meaning in the mind of the public important to the promotion, sale and support of above products and services;

WHEREAS HMLA is a holding company focused on the incubation of emerging growth businesses;

WHEREAS HMLA owns majority, minority and joint venture positions in portfolio companies that have developed, own and/or license patents, trademarks and other intellectual property used in the marketing of HMLA and the sale of all HMLA services;

NOW, THEREFORE, for good and sufficient consideration and of the mutual promises herein contained, the receipt of which is hereby acknowledged, the Parties hereto agree below.

1. ADVISOR Agrees to provide the following services (the “Services”):

A. Advisement regarding business decisions, corporate actions, accounting treatments, and mergers and acquisitions in markets in the United States and internationally.

B. Advising HMLA regarding HMLA’s business plan, brand development and management, user acquisition plan and analysis and pitch presentations tailored specifically for potential customers, partners, and vendors.

C. Support development of new trademarks and URLs, company phrases and descriptive marks for use in promoting and marketing HMLA and its technology products and services.

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D. Using ZILKOWSKI’s global contacts to identify and develop options for strategic partnerships, mergers and acquisitions and financing for the benefit of HMLA and its global growth, and to identify vendors to HMLA in an effort to expand HMLA’s product list.

E. Provide consulting services to the Board of Directors and management as an independent contractor. ADVISOR has no clear power to act for, represent or bind the Company and cannot take action that implies such authority. ADVISOR will use best efforts to attend internal Advisory Board calls and related meetings but is under no obligation to attend any specific number of such meetings, either in person or telephonically, and there are no specific duties or requirements for the ADVISOR under this Agreement.

F. ZILKOWSKI will be appointed to HMLA’s Advisory Board. ZILKOWSKI will also advise HMLA regarding other potential members of the Advisory Board.

2. Compensation. In consideration of services, HMLA will issue ZILKOWSKI twenty (20) million cashless common stock purchase warrants with a three-year expiration and a $.001 strike price.

3. Term. The Term of this Agreement shall commence as of the date of this Agreement and, unless sooner terminated by mutual consent by either party or due to a material breach of this Agreement, shall run for a period of three (3) years. ADVISOR serves at the will of the Board of Directors to advise management and the Agreement can be terminated anytime by either party with or without reason.

4. Confidentiality. Advisor shall treat as confidential this Agreement and all non-public proprietary information of HMLA, including any proprietary product information and specifications and financial information (“Confidential Information”) unless Advisor obtains HMLA’s prior written consent. Advisor may neither disclose nor otherwise disseminate any Confidential Information to any person or entity. Moreover, Advisor may not use any Confidential Information for any purposes other than those contemplated by this Agreement. If any Confidential Information is required to be disclosed by order of any court of competent jurisdiction or other governmental authority, Advisor shall timely inform HMLA of all such proceedings so that HMLA may attempt by appropriate legal means to limit such disclosure. In such case, Advisor shall use his best efforts to limit the disclosure and maintain confidentiality to the best extent possible.

5. Use of Licensed Materials. Advisor may use HMLA’s trademarks and other promotional materials involving HMLA’s products (collectively, “Licensed Materials”) to the extent reasonably necessary to render the Services. All uses of Licensed Materials shall be in accordance with such reasonable specifications and requirements as HMLA may periodically prescribe in writing. Any proposed use of any Licensed Materials that is essentially the same as, and does not materially differ from, a prior approved use shall be deemed acceptable to HMLA; provided, however, that Advisor shall provide HMLA with specimens of such use sufficiently in advance to allow HMLA an effective opportunity to object. Subject only to the foregoing authorization, HMLA shall retain all right, title and interest arising under all applicable laws, rules, and regulations in and to the Licensed Materials.

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6. Ownership of Materials. All documents, data, records, apparatus, equipment, designs, prototypes, promotional materials, and other physical property, whether or not pertaining to Confidential Information, furnished to Advisor by HMLA or any third party or produced by Advisor or others in connection with the Services shall be and remain the sole property of HMLA. Advisor shall return all such property to HMLA promptly upon HMLA’s request.

7. Miscellaneous.

(a) Notices. All notices, requests, instructions, consents and other communications to be given pursuant to this Agreement shall be in writing and shall be delivered either in person, reliable overnight courier service or electronic mail. Notices shall be sent to the following addresses:

If to HMLA:	If to Advisor:

HIMALAYA TECHNOLOGIES, INC.	LYKINS SIGNTEK INC.
108 Scharberry Lane #2	5935 Taylor Rd.
Mars, PA 16046	Naples, FL 34109
Attn: Vikram Grover, CEO	Attn: Ron Zilkowski
Email: vik.grover@himalayatechnologies.com	Email: rzilkowski@gmail.com

Each party may by written notice given to the other(s) in accordance with this Agreement change the address to which notices to such party are to be delivered. Notices shall be deemed received (i) on the same day if delivered in person or by same-day courier or electronic mail, (ii) on the next business day if delivered by overnight mail or courier, or (iii) on the date indicated on the return receipt, if delivered by postal service, postage prepaid.

(b) Entire Understanding; No Amendment. This Agreement contains the complete, entire and exclusive statement of the parties’ understanding with respect to its subject matter and supersedes all prior and contemporaneous agreements and understandings, whether written or oral, between the parties with respect to such subject matter. No amendment of this Agreement shall be effective unless embodied in a written instrument executed by both of the parties.

(c) Waiver of Breach. The failure of either party at any time to enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any of its provisions or the right of any party to thereafter enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the party against whom or which enforcement of such waiver is sought; and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

(d) Assignability. Neither Advisor nor HMLA may assign this Agreement or any rights hereunder, to any person or entity.

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(e) Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal substantive and procedural laws of the state of Pennsylvania without regard to the conflict of laws rules of that or any other jurisdiction. The sole and exclusive venue for all disputes arising out of or relating in any way to this Agreement shall be through Arbitration in Pennsylvania, unless the Parties mutually agree to resolve any and all matters through arbitration. The parties consent to the personal jurisdiction and venue of such courts or agreed arbitration and further consent that any process, notice of motion or other application to either such court or a judge thereof may be served outside the state of Pennsylvania by registered or certified mail or by personal service, provided that a reasonable time for appearance is allowed.

(f) Interpretation and Construction. This Agreement has been fully and freely negotiated by the parties hereto, shall be considered as having been drafted jointly by the parties hereto, and shall be interpreted and construed as if so drafted, without construction in favor of or against any party on account of its participation in the drafting hereof.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date first written above.

HIMALAYA TECHNOLOGIES, INC.		ADVISOR

By:		By:
	VIKRAM GROVER		RON ZILKOWSKI
	CEO		Consultant

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